EXHIBIT 23







Independent Auditors' Consent



The Board of Directors
AvTel Communications, Inc.


We consent to incorporation by reference in the Registration Statement (No. 333-30725) on Form S-8 of AvTel Communications, Inc. of our report dated March 24, 1998, relating to the consolidated balance sheets of AvTel Communications, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule, for each of the years in the three-year period ended December 31, 1997, which report appears in the annual report on Form 10-K of AvTel Communications, Inc. for the fiscal year ended December 31, 1997.



/s/ KPMG PEAT MARWICK LLP

KPMG PEAT MARWICK LLP



Dallas, Texas
April 10, 1998









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